EXHIBIT 11
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                          TEXACO INC. AND SUBSIDIARY COMPANIES
                   COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                 FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                 ----------------------------------------------------
                    (Millions of dollars, except per share amounts)


Primary Net Income Per Common Share                           1994       1993       1992
-----------------------------------                           ----       ----       ----

   Net income from continuing operations, before
      cumulative effect of accounting changes              $   979    $ 1,259    $ 1,038

   Net loss from discontinued operations                       (69)      (191)       (26)

   Cumulative effect of accounting changes                       _          _       (300)
                                                           -------    -------    -------
   Net income                                                  910      1,068        712

   Preferred stock dividend requirements                       (91)      (101)       (99)
                                                           -------    -------    -------
   Primary net income available for common stock           $   819    $   967    $   613
                                                           =======    =======    =======
   Average number of primary common shares
      outstanding (thousands)                              258,813    258,923    258,656
                                                           =======    =======    =======
   Primary net income per common share                     $  3.17    $  3.74    $  2.37
                                                           =======    =======    =======


Fully Diluted Net Income Per Common Share
-----------------------------------------

   Net income                                              $   910    $ 1,068    $  712

   Preferred stock dividend requirements of non-dilutive
      issues and adjustments to net income associated
      with dilutive securities                                 (90)       (64)     (100)
                                                           -------    -------    -------
   Fully diluted net income                                $   820    $ 1,004    $  612
                                                           =======    =======    =======
   Average number of primary common shares
      outstanding (thousands)                              258,813    258,923    258,656

   Additional shares outstanding assuming full
      conversion of dilutive convertible securities
      into common stock (thousands):
         Convertible debentures                                148        148        159
         Series B ESOP Convertible
            Preferred Stock                                      _     10,499          _
         Other                                                  69         81         96
                                                           -------    -------    -------
   Average number of fully diluted common
      shares outstanding (thousands)                       259,030    269,651    258,911
                                                           =======    =======    =======
   Fully diluted net income per common share               $  3.17    $  3.72    $  2.36
                                                           =======    =======    =======

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